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                                                                   EXHIBIT 10(Y)

                         AMENDMENT OF LETTER AGREEMENT
                         -----------------------------

     This Amendment of Letter Agreement is entered into between Heller Financial, Inc., a Delaware corporation (the "Company"), and Frederick E. Wolfert (the "Executive");

                               WITNESSETH THAT:
                               ---------------

     WHEREAS, the Company and Executive entered into a Letter Agreement detailing the terms and conditions of Executive's employment as President and Chief Operating Officer of the Company, effective as of December 31, 1997 (the "Letter Agreement"); and

     WHEREAS, a portion of the Company's stock is being sold to the public as part of an initial public offering, and the Company and Executive desire to amend the Letter Agreement to provide additional protection to Executive in connection with any future change in control of the Company;

     NOW, THEREFORE, it is hereby agreed by and between the parties, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, that the Letter Agreement be and it hereby is amended, effective as of May 6, 1998, by adding the following new Paragraphs 16 and 17 to the Letter Agreement, immediately after Paragraph 15 thereof:

     "16. Payments and Benefits Upon Employment Termination After a Change in
          Control. If, during the Term of this Agreement and within the period ending on the earlier of two (2) years after a Change in Control (all capitalized terms as defined below) or May 6, 2001, or during the Period Pending a Change in Control, (i) your employment with the Company and its Affiliates is terminated without cause (as defined in Subparagraph 12(c)), or (ii) you voluntarily terminate your employment with Good Reason, the Company will, within 30 days (except as otherwise expressly provided) of your Employment Termination, make the payments and provide the benefits described below.

          (a) The Company will continue your annual Base Salary (as defined below) for twenty-four (24) months following Employment Termination at the same time and in the same manner as the Company paid salary during employment (including the right to defer such amounts under the Company's non-qualified deferred compensation plan) or, at your election, make a lump sum cash payment to you equal to the present value of two times your Base Salary; and

          (b) For the year in which Employment Termination occurs, the Company will pay an Annual Incentive Plan bonus calculated as of the end of the Annual Incentive Plan year, based on performance for the entire year, at the applicable Target bonus level for that year. The Company will pay such bonus in a lump sum within 45 days of the end of the year of Employment Termination; and

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          (c)  With respect to each Welfare Benefit Plan, for the period beginning on Employment Termination and ending on the earlier of
               (i) two years following Employment Termination, or (ii) the date you become covered by a welfare benefit plan or program maintained by an entity other than the Company or an Affiliate which provides coverage or benefits at least equal, in all respects, to such Welfare Benefit Plan, you shall continue to participate in such Welfare Benefit Plan on the same basis and at the same cost to you as was the case immediately prior to the Change in Control (or, if more favorable to you, as was the case prior to your Employment Termination), or, if any benefit or coverage cannot be provided under a Welfare Benefit Plan because of applicable law or contractual provisions, you shall be provided with substantially similar benefits and coverage for such period; and

          (d) The Company will pay you a lump sum amount equal to the present value of the additional benefit that you would have accrued under the Company's qualified and non-qualified retirement plans (as in effect prior to the Change in Control or, if benefits are increased under the plans after the Change in Control, as in effect prior to your Employment Termination) had you continued to receive benefits thereunder through the end of the 24th month following Employment Termination. All benefits under the Company's non-qualified retirement plans will be fully vested (to the extent, if any, not vested upon the Change in Control). The Company will pay such lump sum to you within 45 days of the end of the year of Employment Termination; and

          (e) The Company will add 24 months to your age and benefit service for purposes of determining your eligibility for and benefits under the Company's retiree medical benefit plan; and

          (f) You will continue to be eligible for the executive perquisites outlined in the Company's policies in effect at the time of the Change in Control (or, if more favorable to you, as in effect prior to your Employment Termination) through the end of the 24th month following Employment Termination. The Company will bear the cost of such benefits and perquisites, at the same level in effect immediately prior to Employment Termination; and

          (g) If Employment Termination occurs in 1998, you will be fully vested in all performance shares granted to you under the Company's 1996-1998 LTIP, and vested in two-thirds (2/3) of the performance shares under the 1997-1999 LTIP. If Employment Termination occurs in 1999, you will be fully vested in all performance shares granted to

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               you under the Company's 1997-1999 LTIP. The award paid to you under the 1996-1998 and 1997-1999 LTIPs will be determined under the terms of such LTIP for the applicable cycle, using actual performance for each such cycle, and will be paid to you in a lump sum within 45 days of the end of the year of your Employment Termination.

          In the event that, under the terms of this Letter Agreement, you could be entitled to both the payments and benefits described in this Paragraph 16 and the payments and benefits provided in Paragraph 12, you shall elect the Paragraph under which payments and benefits are made to you; provided that, in no event shall payments and benefits be paid to you under both Paragraph 12 and this Paragraph. Notwithstanding any provision of this Subparagraph 16 to the contrary, any payment or distribution by or on behalf of the Company or any Affiliate to or for the benefit of you (whether paid or payable or distributed or distributable pursuant to the terms of this Letter Agreement or otherwise) as a result of a Change in Control shall not exceed 2.99 times your average "Annualized Includible Compensation for the Base Period," as defined in Code Section 280G(d)(1).

     17.  Other Definitions.  For purposes of Paragraph 16 of this Letter
          Agreement:

          (a) "Affiliate" shall mean any entity that is a member of a controlled group of corporations or a group of trades or businesses under common control (each as defined in Code Section
               1563), which includes the Company.

          (b) "Base Salary" shall mean your salary at the greater of the rate in effect on the date of (i) the Change in Control, or (ii) Employment Termination.

          (c) A "Change in Control" of the Company will be deemed to occur as of the first day that The Fuji Bank, Limited and its subsidiaries shall cease to own, directly or indirectly, at least fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Board (the "Company Voting Securities") of the Company and any successor to the Company resulting from a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company.

          (d) "Employment Termination" shall mean the effective date of: (i) your voluntary termination of employment with the Company or any Affiliate with Good Reason; or (ii) the termination of your employment by the Company or any Affiliate without cause.

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          (e)  "Good Reason" shall exist if, without your express written consent, any of the following events occur:

               (i) The Company or an Affiliate significantly diminishes your assigned duties and responsibilities from the level or extent at which they existed before a Change in Control including, without limitation, if the Company or Affiliate removes your title(s) or materially diminishes the powers associated with your title(s). For Good Reason to exist, you must deliver written notice to the Company or Affiliate specifying the diminution in assigned duties and responsibilities that you believe constitutes Good Reason, and the Company or Affiliate must fail to reverse the same or to take all reasonable steps to that end within 30 days after receiving the notice;

               (ii) The Company or an Affiliate materially reduces your Base Salary below the greater of that in effect as of the date of this Agreement and that in effect as of the Change in Control;

               (iii) The Company or Affiliate requires you to relocate your principal business office or your principal place of residence outside the Chicago, Illinois Standard Metropolitan Statistical Area (the "Geographical Employment Area"), or assigns to you duties that would reasonably require such a relocation;

               (iv) The Company or an Affiliate requires, or assigns duties to you which would reasonably require, you to spend more than one hundred (100) normal working days away from the Geographical Employment Area during any consecutive twelve-month period; or

               (v) The Company or an Affiliate fails to continue in effect any cash or stock-based incentive or bonus plan, retirement plan, welfare benefit plan, or other benefit plan, program or arrangement that applied to you on the date of the Change in Control, unless the aggregate value (as computed by an independent employee benefits consultant selected by the Company) of all such compensation, retirement and benefit plans, programs and arrangements provided to you is not materially less than their aggregate value as of the date of the amendment of this Letter Agreement, or, if greater, their aggregate value as of the date of the Change in Control.

          (f) "Period Pending a Change in Control" shall mean the period after the


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               approval by the Company's stockholders and prior to the effective time of any transaction described in subparagraph 16(c) above.

          (g) "Welfare Benefit Plan" shall mean each welfare benefit plan maintained or contributed to by the Company or any Affiliate, including, but not limited to a plan that provides health (including medical, dental or both), life, accident or disability benefits or insurance, or similar coverage, in which you were participating at the time of the Change in Control."

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

HELLER FINANCIAL, INC.



By: /s/ D. H. Snider                        /s/ Frederick E. Wolfert
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 Its: EVP                                       Frederick E. Wolfert
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